Exhibit 99.1

GeoPharma Acquires Controlling Interest in Antibiotic Manufacturing Facility

Expands Range of Beta-Lactam and Penicillin-based Antibiotics

Largo, FL - August 16, 2005 - GeoPharma, Inc. (NASDAQ:GORX) announced today that, though a newly-formed subsidiary, it has acquired substantially all of the assets of Consolidated Pharmaceutical Group, Inc., an antibiotic manufacturer located in Baltimore, Maryland. The acquisition was made through American Antibiotics LLC, a newly formed Florida limited liability company. GeoPharma has the controlling interest in American Antibiotics.

“We are very pleased to become one of a few penicillin-based manufacturers in North America. The ability to manufacture penicillin-based antibiotics in Baltimore, coupled with production of Cephlasporin-based antibiotics through our plant in Florida, will allow GeoPharma to provide a full range of antibiotics to the market,” said GeoPharma Chief Executive Officer, Mihir Taneja.

Consolidated Pharmaceuticals manufactures sterile and non-sterile penicillin-based antibiotics in solid dosage and injectable form. These assets acquired by American Antibiotics consist of five ANDA (Abbreviated New Drug Applications) with 10 dosage strengths and relevant intellectual property for manufacturing these items.

Prior to 2000, Consolidated Pharmaceuticals had manufactured antibiotics under its own label in addition to other well-known pharmaceutical labels. GeoPharma will revitalize and upgrade the Consolidated Pharmaceuticals facility to ensure compliance with the current regulatory standards of the U.S. Food and Drug Administration (FDA).

Commercial production is expected to commence during the second quarter of 2006. American Antibiotics will begin production with the five ANDAs in 10 dosage forms: Amoxicillin 250mg and 500mg oral capsule, Amoxicillin 125mg / 5ml and 250mg / 5ml suspensions, Ampicillin 250mg and 500mg oral capsule, Ampicillin 125mg / 5ml and 250mg / 5ml suspensions, and Penicillin V. Potassium 125mg / 5ml and 250mg / 5ml suspension.

According to NDCHealth, a leading provider of healthcare technology and information, Amoxicillin is one of the most widely prescribed drugs in the United States, with more than 40 million prescriptions written annually. Amoxicillin is indicated for a broad range of infections, and is commonly prescribed as a first-line of therapy for common infections.

“We believe both groups of product will allow us to carve out a niche position in a segment dominated by few competitors,” concluded Mr. Taneja.

American Antibiotics also entered into a new lease with Consolidated Pharmaceutical for its facility in Baltimore, where the manufacturing plant will continue to be operated.

About GeoPharma

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. The company’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.onlineihp.com, www.leanprotein.com and www.carbslim.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.